As filed with the Securities and Exchange Commission on September 6, 2005.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1740409
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Address, including Zip Code, and Telephone Number of Principal Executive Offices)

1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership

Weeks Corporation Incentive Stock Plan

Weeks Corporation 1998 Incentive Stock Plan

1996 Directors’ Stock Payment Plan of Duke Realty Investments, Inc.

1999 Salary Replacement Stock Option and Dividend Increase Unit Plan

2000 Performance Share Plan of Duke-Weeks Realty Corporation

(Full Title of the Plans)

Copy to:
DENNIS D. OKLAK Chief Executive Officer Duke Realty Corporation 600 East 96th Street, Suite 100 Indianapolis, Indiana 4640 (317) 808-6000	LAURA G. THATCHER Alston & Bird LLP One Atlantic Center, 1201 West Peachtree Street Atlanta, Georgia 30309-3424 (404) 881-7546
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statements on Form S-8 (File Nos. 333-82061, 333-35162, and 333-59508) (the “Registration Statements”) of Duke Realty Corporation (the “Company” formerly known as Duke Realty Investments, Inc. and Duke-Weeks Realty Corporation) filed with the Securities and Exchange Commission on July 1, 1999, April 19, 2000, and April 25, 2001, respectively, which registered 7,112,000 shares of the Company’s common stock to be issued to participants under the following Company plans: (i) 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership, (ii) Weeks Corporation Incentive Stock Plan, (iii) Weeks Corporation 1998 Incentive Stock Plan, (iv) 1996 Directors’ Stock Payment Plan of Duke Realty Investments, Inc., (v) 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc., (vi) 2000 Performance Share Plan of Duke-Weeks Realty Corporation, and (vii) 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership (collectively, the “Plans”).

No further awards will be granted under any of the Plans, and the Plans will be maintained by the Company only until the last award granted thereunder has been exercised, vested, forfeited or expired.  In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration a total of 4,715,645 securities of the Company registered but unsold under the Registration Statements.  After this Post-Effective Amendment No. 1, there will remain registered a total of 237,711 shares, plus additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.  The table below provides details regarding each plan listed above and the number of shares deregistered under such plan.

Plan	Shares Registered	Shares Deregistered	Shares to Remain Registered

1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (File No. 333-39965)	1,200,000	1,123,231	0

Weeks Corporation Incentive Stock Plan (File No. 333-82061)	1,380,000	375,822	48,300

Weeks Corporation 1998 Incentive Stock Plan (File No. 333-82061)	1,932,000	652,655	180,850

1996 Directors’ Stock Payment Plan of Duke Realty Investments, Inc. (File No. 333-35162)	21,084	0	0

1999 Salary Replacement Stock Option and Dividend Increase Unit Plan (File No. 333-35162)	1,578,916	1,564,989	8,621

2000 Performance Share Plan of Duke-Weeks Realty Corporation (File No. 333-59508)	1,000,000	998,948	0

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 27th day of July, 2005.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis D. Oklak	Chairman of the Board and Chief	July 27, 2005
Dennis D. Oklak	Executive Officer (Principal Executive
Officer)

/s/ Matthew A. Cohoat	Executive Vice President and Chief	July 27, 2005
Matthew A. Cohoat	Financial Officer
(Principal Financial Officer)

/s/ Barrington H. Branch	Director	July 27, 2005
Barrington H. Branch

/s/ Geoffrey Button	Director	July 27, 2005
Geoffrey Button

/s/ William Cavanaugh III	Director	July 27, 2005
William Cavanaugh III

/s/ Ngaire E. Cuneo	Director	July 27, 2005
Ngaire E. Cuneo

/s/ Charles R. Eitel	Director	July 27, 2005
Charles R. Eitel

/s/ Dr. R. Glenn Hubbard	Director	July 27, 2005
Dr. R. Glenn Hubbard

/s/ Dr. Martin C. Jischke	Director	July 27, 2005
Dr. Martin C. Jischke

/s/ L. Ben Lytle	Director	July 27, 2005
L. Ben Lytle

/s/ William O. McCoy	Director	July 27, 2005
William O. McCoy

/s/ John W. Nelley, Jr.	Director	July 27, 2005
John W. Nelley, Jr.

/s/ Jack R. Shaw	Director	July 27, 2005
Jack R. Shaw

/s/ Robert J. Woodward, Jr.	Director	July 27, 2005
Robert J. Woodward, Jr.